Exhibit 99.1

[VIVUS LOGO]

COMPANY CONTACT:	INVESTOR CONTACTS:
VIVUS, Inc.	Lippert/Heilshorn & Associates, Inc.
Richard Walliser	Bruce Voss (bvoss@lhai.com)
(650) 934-5200	(310) 691-7100
ir@vivus.com	Jody Cain (jcain@lhai.com)
www.vivus.com	www.lhai.com

FOR IMMEDIATE RELEASE

VIVUS REPORTS SECOND QUARTER FINANCIAL RESULTS

MOUNTAIN VIEW, Calif. (July 16, 2003) — VIVUS, Inc. (Nasdaq NM: VVUS), a pharmaceutical company developing innovative products to improve quality of life, today reported financial results for the three and six months ended June 30, 2003.

For the second quarter of 2003, VIVUS reported a net loss of ($2.9) million, or ($0.08) net loss per share, compared with a net loss of ($3.3) million, or ($0.10) net loss per share, during the same quarter in 2002. Lower research and development expenses in the second quarter of 2003 contributed to the change from the same period last year. For the six months ended June 30, 2003, the Company reported a net loss of ($6.1) million, or ($0.18) net loss per share, as compared to a net loss of ($5.2) million, or ($0.16) net loss per share, for the same period last year.

U.S.     net product revenue was $2.7 million in the second quarter of 2003, as compared to $4.3 million in the second quarter of 2002. We believe the decrease in revenues for the quarter ended June 30, 2003 is primarily due to wholesaler buying patterns. Based on information from our third party data resource providers, total unit demand for MUSE in the U.S. through the first five months of 2003 decreased by only 5%, as compared to the same period in 2002. During the remaining six months of 2003, we expect U.S. sales levels to increase over the first half sales levels. It is our belief that 2003 U.S. product revenues may approach prior year’s sales levels. For the six months ended June 30, 2003, U.S. net product revenue was $6.1 million as compared to $10.1 million for the same period in 2002.

International product revenue was $960 thousand for the second quarter of 2003, an increase of $716 thousand, compared to the same period in the previous year. The increase in international revenue in the second quarter of 2003 is a result of our new distributor Meda continuing to build their inventories to levels that are sufficient to support MUSE sales in the European marketplace. For the six months ended June 30, 2003, international product revenue was $1.8 million, compared with $869 thousand for the same period last year. Based on current forecasts from Meda, we anticipate that 2003 international product revenue will continue to increase over 2002 levels.

Cost of goods sold in the second quarter of 2003 was $2.4 million, as compared to $1.6 million for the same period in the previous year. The cost of goods sold for the quarter ended June 30, 2002 was favorably impacted by a $508 thousand reduction against accruals made in 1998 for inventory purchase commitments that were no longer needed based on the outcome of negotiations with a supplier. We also increased our production of finished goods during the second quarter of 2002, in anticipation of continued

growth in revenue as seen in the first quarter of 2002. However, due to lower external demand, sales instead declined. Since manufacturing overheads allocated from cost of sales are capitalized as unit costs of inventory on the balance sheet, the increase in production of inventory led to a significant incremental reduction in cost of goods sold for the quarter ended June 30, 2002 of $790 thousand. Adjusting for these two items, cost of goods sold for the second quarter of 2002 would have been $2.8 million. In the second quarter of 2003, we used certain raw material inventory, the cost basis of which had been reduced to zero in prior years. This had a favorable impact on our gross profit in the second quarter of 2003 of $292 thousand. For the six months ended June 30, 2003, cost of goods sold was $5.2 million, as compared to $4.9 million for the same period last year.

Research and development expenses for the second quarter of 2003 were $1.8 million, as compared to $4.0 million for the second quarter of 2002. The decrease is due to heavier clinical trial activity in the second quarter of 2002, as compared to the second quarter of 2003. For the six months ended June 30, 2003, research and development expenses were $4.1 million, $2.7 million lower than the same period last year.

Selling, general and administrative expenses in the second quarter of 2003 of $2.5 million were comparable to the same period last year. For the six months ended June 30, 2003, selling, general and administrative expenses of $5.1 million were $336 thousand lower than the six months ended June 30, 2002.

During the second quarters of 2003 and 2002, the Company did not record any tax provisions due to the net loss recorded for each of the quarters. The Company recorded a tax benefit of $268 thousand during the six months ended June 30, 2002, based on an updated estimate of our tax liabilities. There was no such benefit in 2003.

Unrestricted cash, cash equivalents and available-for-sale securities at June 30, 2003 totaled $41.8 million, an increase of $11.9 million from December 31, 2002. The increase is a result of a private placement of 4,375,000 shares of common stock for aggregate net proceeds of $16.4 million completed on May 23, 2003. The shares of common stock were sold at $4.00 per share, an approximate 9% discount to the five-day trailing average ended May 21, 2003.

Product Pipeline Update

VIVUS is conducting an at-home study to assess the safety and efficacy of ALISTA™ in premenopausal women suffering from female sexual arousal disorder (FSAD). This double-blind, placebo controlled trial was initiated in the first quarter of 2003. The study is being conducted at multiple sites throughout the United States and enrollment is ongoing.

On July 10, 2003, VIVUS announced enrollment was initiated for its at-home trial to evaluate the safety and efficacy of TA-1790, a fast-acting, highly-selective, orally-active phosphodiesterase type 5 (PDE5) inhibitor, in men with erectile dysfunction (ED). The goal of this study is to corroborate effects observed in earlier in-clinic trials which demonstrated that TA-1790 produced a maximum increase in penile rigidity faster than that seen with sildenafil, the active ingredient in Viagra®.

In addition, we have completed analysis of data obtained in a pharmacokinetic study with TA-1790. The results demonstrated a rapid oral absorption and short time to maximum blood levels. This rapid attainment of maximum blood concentration correlates with the early onset of activity of TA-1790 observed in an earlier RigiScan study.

At the end of June 2003, VIVUS announced results from a proof-of-principal clinical trial to evaluate the safety and efficacy of VI-0162 and sildenafil for the treatment of premature ejaculation (PE). While the study did not demonstrate a significant improvement in the time to ejaculation, the Company will continue to evaluate VI-0162, as well as VI-0134 for the treatment of PE.

About VIVUS

VIVUS, Inc. is a pharmaceutical company engaged in the development of innovative therapies for the treatment of quality-of-life disorders in men and women, with a focus on sexual dysfunction. Current development programs target Female Sexual Dysfunction (FSD), Erectile Dysfunction (ED) and Premature Ejaculation (PE). The Company developed and markets in the U.S. MUSE® (alprostadil) and ACTIS®, two innovations in the treatment of erectile dysfunction, and has partnered with Meda AB (Stockholm: MEDAa.ST) for the international marketing and distribution of its male transurethral ED products. In Canada, VIVUS has partnered exclusively with Paladin Labs (TSE: PLB) to market and distribute MUSE.

NOTE TO INVESTORS: VIVUS will hold a conference call to discuss first quarter financial results today, July 16, 2003, beginning at 4:30 p.m. Eastern Time. You are invited to listen to this call (live or 14-day replay) via the Internet at the VIVUS website, www.vivus.com.

Note to editors and investors: Additional written materials, recent releases and Company information are available through a variety of sources, including the VIVUS website www.vivus.com and the VIVUS Fax-On-Demand Service (1-888-329-5719).

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate”, “believe”, “forecast”, “estimated” and “intend”, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement.

Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2002 and periodic reports filed with the Securities and Exchange Commission.

Financial Tables Follow

VIVUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amount)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
US product	$2,961	$4,642	$6,769	$11,237
International product	960	244	1,838	869
Returns	(273)	(339)	(690)	(1,176)

Total revenue	3,648	4,547	7,917	10,930

Cost of goods sold	2,424	1,550	5,208	4,904

Gross profit	1,224	2,997	2,709	6,026

Operating expenses:
Research and development	1,846	3,980	4,130	6,753
Selling, general and administrative	2,492	2,712	5,064	5,400

Total operating expenses	4,338	6,692	9,194	12,153

Loss from operations	(3,114)	(3,695)	(6,485)	(6,127)

Interest and other income
Interest Income	173	332	360	645
Loss on dispsosal of equipment	—	(1)	(1)	(2)
Foreign exchange gain	16	23	10	18

Loss before provision for income taxes	(2,925)	(3,341)	(6,116)	(5,466)

Provision for income taxes	—	—	—	268

Net loss	$(2,925)	$(3,341)	$(6,116)	$(5,198)

Net loss per share:
Basic	$(0.08)	$(0.10)	$(0.18)	$(0.16)

Diluted	$(0.08)	$(0.10)	$(0.18)	$(0.16)

Shares used in per share computation
Basic	35,073	32,913	34,048	32,847

Diluted	35,073	32,913	34,048	32,847

VIVUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (in thousands, except per share amount)

	June 30,	December 31,
	2003	2002 *

	(unaudited)
Current assets:
Cash and cash equivalents	$8,435	$12,296
Available–for–sale securities	17,272	11,206
Accounts receivable, net	2,034	3,592
Inventories, net	1,693	1,358
Prepaid expenses and other assets	1,305	1,497

Total current assets	30,739	29,949
Property and equipment, net	9,083	10,084
Restricted cash	3,324	3,324
Available–for–sale securities, non–current	16,060	6,324

Total assets	$59,206	$49,681

Current Liabilities:
Accounts payable	$1,730	$1,866
Accrued and other liabilities	8,313	9,109

Total current liabilities	10,043	10,975

Accrued and other long–term liabilities	4,246	4,321

Total liabilities	14,289	15,296

Stockholders’ equity:
Prefered stock; $1.00 par value; shares authorized –
5,000; shares issued and outstanding – June 30, 2003
and December 31, 2002, 0	—	—
Common stock; $.001 par value; shares authorized
200,000; shares issues and outstanding –
June 30, 2003, 37,651; December 31, 2002, 32,999	37	33
Paid in capital	151,772	135,005
Accumulated other comprehensive income	158	281
Accumulated deficit	(107,050)	(100,934)

Total stockholders’ equity	44,917	34,385

Total liabilites and stockholder’s equity	$59,206	$49,681

* The Condensed Consolidated Balance Sheet at December 31, 2002 has been derived from the Company’s audited financial statements at that date.